Crowe Horwath LLP Independent Member Crowe Horwath International

July 6, 2012

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Skystar Bio-Pharmaceutical Company, dated June 29, 2012 and filed July 6, 2012, as contained in the first, second, and third paragraphs of Item 4.01 of 8-K, and are in agreement with those statements. We have no basis to agree or disagree with the other statements contained therein.

Crowe Horwath LLP

Sherman Oaks, CA

cc:	Mr. Bing Mei
Chief Financial Officer
Skystar Bio-Pharmaceutical Company